Exhibit 1.01

Teva Pharmaceutical Industries Limited

Conflict Minerals Report

For the Year Ended December 31, 2023

This Specialized Disclosure Report on Form SD of Teva Pharmaceutical Industries Limited for the year ended December 31, 2023 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to “conflict minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Conflict minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (“3TG”).

The Rule imposes certain reporting obligations on SEC registrants whose products may contain minerals that are necessary to the functionality or production of their products and that may be sourced from the Democratic Republic of the Congo or an adjoining country, collectively defined as the “Conflict Region” (such minerals are referred to as “necessary conflict minerals”). For products that contain necessary conflict minerals, the registrant must conduct, in good faith, a reasonable country of origin inquiry designed to determine whether any of the conflict minerals originated in the Conflict Region.

Unless otherwise indicated, all references to “we,” “our,” “us,” “Company” and “Teva” refer to Teva Pharmaceutical Industries Limited and its subsidiaries.

1. Products Overview

We are a global pharmaceutical company, committed to helping patients around the world to access affordable medicines and benefit from innovations to improve their health. Our mission is to be a global leader in generics, innovative medicines and biopharmaceuticals, improving the lives of patients. We operate worldwide, with headquarters in Israel and a significant presence in the United States, Europe and many other markets around the world. Our key strengths include our world-leading generic medicines expertise and portfolio, focused innovative medicines portfolio and global infrastructure and scale.

As of December 31, 2023, our products generally were generic medicines, biosimilar medicines or innovative medicines.

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Generic medicines included chemical and therapeutic equivalents of originator medicines in a variety of dosage forms, such as tablets, capsules, injectables, inhalants, liquids, transdermal patches, ointments and creams.

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Biosimilar medicines included our oncology medicines such as Truxima® (rituximab-abbs), a biosimilar to Rituxan® (rituximab) launched during 2019 and 2020 in the U.S. and in Canada, Herzuma® (trastuzumab-pkrb), a biosimilar to Herceptin® (trastuzumab) launched in 2020 in the U.S. and Canada, as well as Ranivisio® (ranibizumab), a biosimilar to Lucentis®, which was also launched in the United Kingdom during the third quarter of 2022 (as ONGAVIA®) and was approved in Canada in the third quarter of 2023 (as RANOPTO™).

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Innovative medicines included our core therapeutic areas of central nervous system medicines such as AJOVY®, AUSTEDO®, UZEDY® and COPAXONE®, oncology medicines such as BENDEKA® and TREANDA®, and respiratory medicines such as ProAir RespiClick®, QVAR®, BRALTUS®, CINQAIR/CINQAERO®, DuoResp® Spiromax® and AirDuo® RespiClick®.

2. Supply Chain

We source a large portion of our APIs from our own manufacturing facilities. Additional APIs are purchased from suppliers located in Europe, Asia and the United States. We have implemented a supplier audit program to ensure that our suppliers meet our high standards and take a global approach to managing our commercial relations with these suppliers.

3. Conflict Minerals Policy

We have adopted the following conflict minerals policy:

Teva has implemented a program to comply with the disclosure requirements of the Rule. Specifically, Teva:

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uses the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas of the Organization for Economic Cooperation and Development (Second Edition, 2013) (the “OECD Guidance”) as a basis for its comprehensive due diligence program that affords Teva the best opportunity to determine whether any of the 3TG minerals it uses in its products originate from the Conflict Region;

•	will not knowingly procure 3TG minerals that originate from the Conflict Region that are not certified as “conflict free”;

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enhances its due diligence capabilities, processes and activities in identifying the country of origin of any 3TG minerals used in its products, which includes obtaining the support of its suppliers in this process; and

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ensures that, over time, its due diligence program continues to improve Teva’s ability to track and trace 3TG minerals to their original sources and evolves to account for changes in Teva’s business and industry.

Because Teva must rely on its suppliers to ensure adherence to this Conflicts Minerals Policy Statement, Teva expects that its suppliers will timely respond to queries about the use and origin of any 3TG minerals and continually update Teva on the supplier’s conflict status. Further, Teva expects that its suppliers will implement appropriate measures to determine whether they are using any 3TG minerals that originate from the Conflict Region. In the event that Teva determines that any supplier uses 3TG minerals that originate from the Conflict Region, Teva will work with the supplier to ensure that the minerals are certified as “conflict free” or to find alternate sourcing.

Our Conflict Minerals Policy Statement is posted on our website at: https://www.tevapharm.com/globalassets/tevapharm-vision-files/teva_conflict_minerals_policy_statement.pdf

4. Supplier Code of Conduct

We have adopted a Supplier Code of Conduct that requires our suppliers to ensure that all parts and products supplied to us do not contain 3TG and to have systems in place designed to meet that objective.

Our Supplier Code of Conduct is posted on our website at: https://www.tevapharm.com/our-company/corporate-governance/supplier-code-of-conduct

5. Reasonable Country of Origin Inquiry

5.1. Conflict Minerals Reporting Template

We conducted an in-depth review of our supply chain, and surveyed those suppliers we determined were most likely to use or source 3TG based on the nature of and prior relationship with such suppliers. For fiscal 2023, we surveyed five of our suppliers. Our review this year built upon the reviews conducted in previous years. We rely on our suppliers to provide us with information about the source of 3TG supplied to us or used in products supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

We conducted a survey of those suppliers using the template developed by the Electronic Industry Citizenship Coalition® and The Global e-Sustainability Initiative, known as the Conflict Minerals Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain, and is being used by many companies in their due diligence processes related to 3TG. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of 3TG included in their products, as well as supplier due diligence.

Should our direct suppliers submit incomplete or problematic information in their Templates, we engage with them to investigate and uncover the proper information.

5.2. Survey Responses

Teva expects that its suppliers will timely respond to queries about the use and origin of any 3TG, if not Teva contacts suppliers to request completion of the queries multiple time. Furthermore, Teva communicates to its suppliers that it expects to be updated on any change to their conflict status. Further, Teva expects that its suppliers will conduct appropriate due diligence to determine whether they are using any necessary conflict minerals with origins in the Conflict Region. As a result of our survey described above and our supplier validation efforts described below, we determined that:

•	despite numerous follow up attempts, one of our surveyed suppliers did not complete a Template as of the date of this report but, to Teva’s knowledge, no 3TG is included in their products; and

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the other four surveyed suppliers completed a Template or reaffirmed that the previous year’s Template remained accurate with three of the suppliers confirming they do not use 3TG in their products and the fourth confirming it does have 3TG in its products, but the 3TG is not sourced from the Conflict Region.

6. Due Diligence Process

Design of Due Diligence

Our due diligence measures are designed to conform, in all material respects, to the framework in the OECD Guidance.

Due Diligence Performed

6.1. OECD Framework Step 1: Establish Strong Management Systems and Processes

We have adopted risk management systems and processes in an effort to ensure that our products do not contain 3TG sourced from the Conflict Region.

A. Internal Team

Teva has established and continues to enhance a management process in an effort to ensure that our products do not contain 3TG sourced from the Conflict Region, which includes input from subject matter experts from relevant functions as needed, such as procurement, supply chain, quality assurance, finance and legal. Senior management are periodically briefed about the results of our due diligence efforts.

B. Conflict Minerals Policy Statement

As described above, Teva has adopted a Conflict Minerals Policy Statement, which is posted at our website at: https://www.tevapharm.com/globalassets/tevapharm-vision-files/teva_conflict_minerals_policy_statement.pdf

C. Supplier Engagement

We have surveyed the suppliers that we believe may potentially use 3TG in products they supply to us using the Template. For those suppliers we survey that do not respond or provide incomplete or inaccurate information, we have implemented a system to ensure that we follow up with these suppliers.

D. Supplier Code of Conduct

As described above, Teva has adopted a Supplier Code of Conduct, which is posted on our website at: https://www.tevapharm.com/our-company/corporate-governance/supplier-code-of-conduct/

E. Maintenance of Records

We retain relevant documentation in an electronic system for a period of not less than five years.

6.2. OECD Framework Step 2: Identification and Assessment of Risk in the Supply Chain

We have determined that:

•	despite numerous follow up attempts, one of our surveyed suppliers did not complete a Template as of the date of this report but, to Teva’s knowledge, no 3TG is included in their products; and

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the other four surveyed suppliers completed a Template or reaffirmed that the previous year’s Template remained accurate with three of the suppliers confirming they do not use 3TG in their products and the fourth confirming it does have 3TG in its products, but the 3TG is not sourced from the Conflict Region.

6.3. OECD Framework Step 3: Design and Implementation of a Strategy to Respond to Risks

As described in our Conflict Minerals Policy Statement, we engage any of our suppliers whom we have reason to believe may be supplying us with 3TG or other necessary conflict minerals from sources that may originate from the Conflict Region to establish an alternative source that does not support such conflict, or to ensure that the minerals are certified as “conflict free,” as provided in the OECD Guidance. To date, we have not found any instances where it was necessary to terminate a contract or find a replacement supplier.

6.4. OECD Framework Step 4: Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. However, we support industry efforts to audit and certify smelters and refineries, such as the Conflict-Free Sourcing Initiative and Responsible Minerals Initiative.

6.5. OECD Framework Step 5: Report on Supply Chain Due Diligence

This report has been filed with the SEC and is publicly available on our website at: https://www.tevapharm.com/globalassets/tevapharm-vision-files/conflict-minerals-report—website.pdf.

7. Other Required Disclosures

7.1. Efforts to Determine Mine or Location of Origin

We have determined that seeking information about 3TG smelters and refiners in our supply chain by requesting the relevant suppliers to complete the Template represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

7.2. Smelters or Refiners

We continue to work with our suppliers to ascertain the identity of any 3TG smelters and refiners in our supply chain.